News Release

Media Contact:
Doug Duvall
571-287-8153
douglas.duvall@sprint.com

Investor Contact:
Brad Hampton
800-259-3755
investor.relations@sprint.com

SPRINT REPORTS SECOND QUARTER 2013 RESULTS

•
Sprint platform wireless service revenue increased 8 percent year-over-year to highest-ever of $7.2 billion. Best-ever Sprint platform postpaid ARPU of $64.20 and 11th consecutive quarter of year-over-year growth

•
Operating Loss of $874 million, includes accelerated depreciation of approximately $430 million and noncash charges of $623 million related to the successful Nextel platform shutdown; Adjusted OIBDA* of $1.4 billion in spite of highest estimated Network Vision net dilution of any quarter

•
Nextel network shut down as scheduled on June 30; more than 4 million Nextel subscribers recaptured to the Sprint platform since Network Vision commenced in early 2011, 44 percent postpaid recapture rate

•	Strong progress on Network Vision deployment with more than 20,000 sites currently on air -- up 50 percent from last quarter

•	All three transactions now closed

◦	SoftBank transaction brought an attractive cash premium to Sprint Nextel stockholders, $5 billion of cash contributions and improved operating scale

◦	Clearwire transaction expected to fully utilize and integrate complementary 2.5GHz spectrum assets

◦	U.S. Cellular transaction adds spectrum that should significantly increase Sprint's network capacity and improve the customer experience in two key markets

The company's second quarter 2013 earnings conference call will be held at 8 a.m. ET today. Participants may dial 800-938-1120 in the U.S. or Canada (706-634-7849 internationally) and provide the following ID: 13175400 or may listen via the Internet at www.sprint.com/investors.

Additional information about results can be found in the “Quarterly Investor Update” posted on our Investor Relations website at www.sprint.com/investors.

OVERLAND PARK, Kan. - July 30, 2013 - Sprint Corporation (NYSE: S) today reported Sprint Nextel's second quarter 2013 results including record quarterly Sprint platform wireless service revenue of $7.2 billion and continued growth in Sprint platform postpaid subscribers. For the quarter, operating loss was $874 million and Adjusted OIBDA* was $1.4 billion as Sprint continued to make significant investments in the business.

“This is a historic time for Sprint. We recently shut down the Nextel platform and completed the Clearwire, SoftBank and U.S. Cellular transactions. In the second quarter, we achieved record levels in Sprint platform postpaid subscribers, service revenue and postpaid ARPU, and increased our 4G LTE footprint,” said Dan Hesse, Sprint CEO. “Sprint pioneered unlimited voice, text and data in 2008, and we recently introduced the first lifetime guarantee, solidifying our commitment to the simplicity and peace of mind that unlimited brings.”

Sprint Platform Again Achieves Record Revenue, ARPU and Subscribers
Sprint platform service revenue, postpaid ARPU and postpaid subscribers all reached best-ever levels in the second quarter. The Sprint platform had postpaid net additions for the 13th consecutive quarter and a postpaid Nextel recapture rate of 34 percent. Sprint platform postpaid ARPU grew year-over-year for the 11th consecutive quarter.

As expected, the Sprint platform lost prepaid customers as a result of planned deactivations related to regulatory changes impacting the lower-ARPU Assurance brand. This was partially offset by strong Assurance gross additions and continued growth in both Virgin Mobile and Boost Mobile subscribers. Virgin Mobile gross additions improved 70 percent year-over-year.

Adjusted OIBDA* Relatively Flat Year-Over-Year Despite Higher Network Vision Dilution
Adjusted OIBDA* of $1.4 billion decreased by 2 percent year-over-year primarily due to lower Nextel platform revenue, higher Network Vision dilution and slightly higher SG&A expenses offset by growth in Sprint platform service revenue.

EPS and Operating Loss Include Accelerated Depreciation, Nextel Shutdown Costs
Operating loss of $874 million, net loss of $1.6 billion and diluted net loss of $.53 per share for the quarter included, pre-tax, accelerated depreciation of approximately $430 million and noncash charges of $623 million related to the Nextel platform shutdown. For the second quarter of 2012, operating loss was $629 million, net loss was $1.4 billion and diluted net loss was $.46 per share including, pre-tax, accelerated depreciation of $782 million and noncash charges of $184 million related to the thinning of the Nextel platform. Net loss and diluted net loss in the year-ago period also included a pre-tax impairment of $204 million related to Sprint's investment in Clearwire.

Network Vision Momentum Continues with Nextel Platform Shutdown, More Than 20,000 Sites On Air
Sprint made strong progress on the Network Vision deployment in the quarter including the shutdown of the Nextel platform on June 30, which enables significant future improvement to Sprint's cost structure. Over 4 million Nextel subscribers were recaptured to the Sprint platform since Network Vision commenced in early 2011.

To date more than 20,000 Network Vision sites are on air compared to more than 13,500 reported with first quarter results. The number of sites that are either ready for construction, already underway or completed has grown to more than 30,000.

As part of Network Vision, Sprint has launched 4G LTE in 151 cities, including Los Angeles, Dallas, Atlanta, Miami and Boston. Sprint expects to provide 200 million people with LTE by the end of 2013.

Iconic Smartphones Paired With Unlimited Data Remain Key Differentiator
Eighty-six percent of quarterly Sprint platform postpaid handset sales were smartphones, including approximately 1.4 million iPhones® sold during the quarter. Forty-one percent of iPhone sales were to new customers.

In addition, Sprint launched other popular smartphones including Samsung Galaxy S® 4 and HTC One® during the quarter and earlier this month introduced HTC® 8XT, Sprint's first Windows 8 smartphone. Also this month, Sprint launched the first three tri-band 4G LTE data devices, which are expected to bring customers improved network performance and stronger in-building coverage by providing access to Sprint's 4G LTE network at 800 MHz, 1.9 GHz and 2.5 GHz where available.

In July, Sprint strengthened its unique pairing of an unbeatable device portfolio with simplicity and value by launching The Sprint Unlimited GuaranteeSM that offers customers unlimited talk, text and data while on the Sprint network, for the life of the line of service. The guarantee is for new and existing customers who sign up for Sprint's new Unlimited, My

WaySM plan or My All-inSM plans featuring unlimited talk, text and data while on the Sprint network for as little as $80 per month for the first line, with greater savings for additional lines. The guarantee will apply to customers as long as they remain on the plan, meet the terms and conditions of the plan and pay their bill in full and on time.

Third Parties Recognize Sprint's Leadership
According to results from the 2013 American Customer Satisfaction Index (ACSI) released in May, Sprint is the most improved U.S. company in customer satisfaction, across all 47 industries studied, during the last five years. The ACSI survey also ranked Sprint No. 1 in delivering the best value among national wireless carriers. Among the study's customer experience benchmarks, Sprint also ranked highest in bill rating and data plan choice.

Sprint VelocitySM, an end-to-end mobile integration solution developed specifically for auto manufacturers, received two prestigious awards from Pipeline magazine's 2013 COMET Innovations Awards program. Sprint was the service provider winner for Innovation in Connectivity and was runner-up in the Innovative Collaborations category. In addition, Sprint Velocity won the Telematics Update Industry Newcomer Award.

The Environmental Investment Organisation named Sprint the highest ranking of all companies in the U.S. and No. 13 globally in its 2013 Environmental Tracking Carbon Rankings. Sprint was named a leader for North America and the continent's highest ranked telecommunications company.

Forecast
On a stand-alone basis, Sprint would be increasing its 2013 Adjusted OIBDA* forecast to between $5.5 billion and $5.7 billion. The company's previous forecast was for Adjusted OIBDA* to be at the high end of between $5.2 billion and $5.5 billion and did not include the dilutive effects of the SoftBank and Clearwire transactions, which are estimated to be approximately $400 million, subject to finalization of fair values. Including the impacts of these transactions, the company now expects 2013 Adjusted OIBDA* to be between $5.1 billion and $5.3 billion.
The company expects 2013 capital expenditures of approximately $8 billion.

Wireless Operating Statistics (Unaudited)

	Quarter To Date			Year To Date
	6/30/13	3/31/13	6/30/12	6/30/13	6/30/12
Net Additions (Losses) (in thousands)
Sprint platform:
Postpaid (2)	194	12	442	206	705
Prepaid (3)	(486)	568	451	82	1,321
Wholesale and affiliate	(228)	(224)	388	(452)	1,173
Total Sprint platform	(520)	356	1,281	(164)	3,199
Nextel platform:
Postpaid (2)	(1,060)	(572)	(688)	(1,632)	(1,143)
Prepaid (3)	(255)	(199)	(310)	(454)	(691)
Total Nextel platform	(1,315)	(771)	(998)	(2,086)	(1,834)
Transactions: (a)
Postpaid (2)	(179)	—	—	(179)	—
Prepaid (3)	(20)	—	—	(20)	—
Total transactions	(199)	—	—	(199)	—

Total retail postpaid net losses	(1,045)	(560)	(246)	(1,605)	(438)
Total retail prepaid net (losses) additions	(761)	369	141	(392)	630
Total wholesale and affiliate net (losses) additions	(228)	(224)	388	(452)	1,173
Total Wireless Net (Losses) Additions	(2,034)	(415)	283	(2,449)	1,365

End of Period Subscribers (in thousands)
Sprint platform:
Postpaid (2)	30,451	30,257	29,434	30,451	29,434
Prepaid (3)	15,215	15,701	14,149	15,215	14,149
Wholesale and affiliate	7,710	7,938	8,391	7,710	8,391
Total Sprint platform	53,376	53,896	51,974	53,376	51,974
Nextel platform:
Postpaid (2)	—	1,060	3,142	—	3,142
Prepaid (3)	—	255	1,270	—	1,270
Total Nextel platform	—	1,315	4,412	—	4,412
Transactions: (a)
Postpaid (2)	173	—	—	173	—
Prepaid (3)	39	—	—	39	—
Total transactions	212	—	—	212	—

Total retail postpaid end of period subscribers	30,624	31,317	32,576	30,624	32,576
Total retail prepaid end of period subscribers	15,254	15,956	15,419	15,254	15,419
Total wholesale and affiliate end of period subscribers	7,710	7,938	8,391	7,710	8,391
Total End of Period Subscribers	53,588	55,211	56,386	53,588	56,386

Supplemental Data - Connected Devices
End of Period Subscribers (in thousands)
Retail postpaid	798	824	809	798	809
Wholesale and affiliate	3,057	2,803	2,361	3,057	2,361
Total	3,855	3,627	3,170	3,855	3,170

(a) We acquired approximately 352,000 postpaid subscribers and 59,000 prepaid subscribers through the acquisition of assets from U.S. Cellular when the transaction closed on May 17, 2013.

Wireless Operating Statistics (Unaudited) (continued)

	Quarter To Date			Year To Date
	6/30/13	3/31/13	6/30/12	6/30/13	6/30/12
Churn
Sprint platform:
Postpaid	1.83%	1.84%	1.69%	1.83%	1.85%
Prepaid	5.22%	3.05%	3.16%	4.15%	3.04%
Nextel platform:
Postpaid	33.90%	7.57%	2.56%	16.40%	2.31%
Prepaid	32.13%	12.46%	7.18%	18.58%	8.04%
Transactions: (a)
Postpaid	26.64%	—	—	26.64%	—
Prepaid	16.72%	—	—	16.72%	—

Total retail postpaid churn	2.63%	2.09%	1.79%	2.36%	1.90%
Total retail prepaid churn	5.51%	3.26%	3.53%	4.39%	3.57%

ARPU (b)
Sprint platform:
Postpaid	$64.20	$63.67	$63.38	$63.94	$62.96
Prepaid	$26.96	$25.95	$25.49	$26.46	$25.57
Nextel platform:
Postpaid	$36.66	$35.43	$40.25	$35.84	$40.62
Prepaid	$34.48	$31.75	$37.20	$32.60	$36.37
Transactions: (a)
Postpaid	$59.87	$—	$—	$59.87	$—
Prepaid	$19.17	$—	$—	$19.17	$—

Total retail postpaid ARPU	$63.59	$62.47	$60.88	$63.02	$60.38
Total retail prepaid ARPU	$27.02	$26.08	$26.59	$26.55	$26.70

Nextel Platform Subscriber Recaptures
Subscribers (in thousands) (4):
Postpaid	364	264	431	628	659
Prepaid	101	67	143	168	280
Rate (5):
Postpaid	34%	46%	60%	38%	55%
Prepaid	39%	34%	32%	37%	27%
(a) We acquired approximately 352,000 postpaid subscribers and 59,000 prepaid subscribers through the acquisition of assets from U.S. Cellular when the transaction closed on May 17, 2013.
(b)ARPU is calculated by dividing service revenue by the sum of the average number of subscribers in the applicable service category. Changes in average monthly service revenue reflect subscribers for either the postpaid or prepaid service category who change rate plans, the level of voice and data usage, the amount of service credits which are offered to subscribers, plus the net effect of average monthly revenue generated by new subscribers and deactivating subscribers.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(Millions, except per Share Data)

	Quarter To Date			Year To Date
	6/30/13	3/31/13	6/30/12	6/30/13	6/30/12

Net Operating Revenues	$8,877	$8,793	$8,843	$17,670	$17,577
Net Operating Expenses
Cost of services	2,747	2,640	2,788	5,387	5,575
Cost of products	2,298	2,293	2,223	4,591	4,521
Selling, general and administrative	2,442	2,336	2,381	4,778	4,817
Depreciation and amortization	1,632	1,492	1,896	3,124	3,562
Other, net	632	3	184	635	(14)
Total net operating expenses	9,751	8,764	9,472	18,515	18,461
Operating (Loss) Income	(874)	29	(629)	(845)	(884)
Interest expense	(428)	(432)	(321)	(860)	(619)
Equity in losses of unconsolidated investments and other, net	(240)	(202)	(398)	(442)	(671)
Loss before Income Taxes	(1,542)	(605)	(1,348)	(2,147)	(2,174)
Income tax expense	(55)	(38)	(26)	(93)	(63)
Net Loss	$(1,597)	$(643)	$(1,374)	$(2,240)	$(2,237)
Basic and Diluted Net Loss Per Common Share	$(0.53)	$(0.21)	$(0.46)	$(0.74)	$(0.75)
Weighted Average Common Shares outstanding	3,022	3,013	3,000	3,017	3,000
Effective Tax Rate	-3.6%	-6.3%	-1.9%	-4.3%	-2.9%

NON-GAAP RECONCILIATION - NET LOSS TO ADJUSTED OIBDA* (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	6/30/13	3/31/13	6/30/12	6/30/13	6/30/12

Net Loss	$(1,597)	$(643)	$(1,374)	$(2,240)	$(2,237)
Income tax expense	55	38	26	93	63
Loss before Income Taxes	(1,542)	(605)	(1,348)	(2,147)	(2,174)
Equity in losses of unconsolidated investments and other, net	240	202	398	442	671
Interest expense	428	432	321	860	619
Operating (Loss) Income	(874)	29	(629)	(845)	(884)
Depreciation and amortization	1,632	1,492	1,896	3,124	3,562
OIBDA*	758	1,521	1,267	2,279	2,678
Severance and exit costs (6)	632	25	184	657	184
Gains from asset dispositions and exchanges (7)	—	—	—	—	(29)
Asset impairments and abandonments (8)	—	—	—	—	18
Spectrum hosting contract termination, net (9)	—	—	—	—	(170)
Access costs (10)	—	—	—	—	(17)
Litigation (11)	—	(22)	—	(22)	—
Business combinations (12)	34	—	—	34	—
Adjusted OIBDA*	1,424	1,524	1,451	2,948	2,664
Capital expenditures (1)	1,897	1,812	1,158	3,709	1,958
Adjusted OIBDA* less Capex	$(473)	$(288)	$293	$(761)	$706
Adjusted OIBDA Margin*	17.7%	19.1%	17.9%	18.4%	16.6%
Selected item:
Deferred tax asset valuation allowance	$621	$265	$554	$886	$902

WIRELESS STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	6/30/13	3/31/13	6/30/12	6/30/13	6/30/12

Net Operating Revenues
Service revenue
Sprint platform:
Postpaid (2)	$5,835	$5,773	$5,540	$11,608	$10,948
Prepaid (3)	1,276	1,194	1,064	2,470	2,080
Wholesale, affiliate and other	131	133	124	264	227
Total Sprint platform	7,242	7,100	6,728	14,342	13,255
Nextel platform:
Postpaid (2)	74	143	425	217	925
Prepaid (3)	17	33	161	50	349
Total Nextel platform	91	176	586	267	1,274
Transactions:
Postpaid (2)	24	—	—	24	—
Prepaid (3)	1	—	—	1	—
Total transactions	25	—	—	25	—

Equipment revenue	820	813	753	1,633	1,488
Total net operating revenues	8,178	8,089	8,067	16,267	16,017

Net Operating Expenses
Cost of services	2,292	2,171	2,279	4,463	4,568
Cost of products	2,298	2,293	2,223	4,591	4,521
Selling, general and administrative	2,294	2,230	2,266	4,524	4,577
Depreciation and amortization	1,526	1,393	1,796	2,919	3,360
Other, net	632	—	184	632	3
Total net operating expenses	9,042	8,087	8,748	17,129	17,029
Operating (Loss) Income	$(864)	$2	$(681)	$(862)	$(1,012)

Supplemental Revenue Data
Total retail service revenue	$7,227	$7,143	$7,190	$14,370	$14,302
Total service revenue	$7,358	$7,276	$7,314	$14,634	$14,529

WIRELESS NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	6/30/13	3/31/13	6/30/12	6/30/13	6/30/12

Operating (Loss) Income	$(864)	$2	$(681)	$(862)	$(1,012)
Severance and exit costs (6)	632	22	184	654	184
Gains from asset dispositions and exchanges (7)	—	—	—	—	(29)
Asset impairments and abandonments (8)	—	—	—	—	18
Spectrum hosting contract termination, net (9)	—	—	—	—	(170)
Litigation (11)	—	(22)	—	(22)	—
Depreciation and amortization	1,526	1,393	1,796	2,919	3,360
Adjusted OIBDA*	1,294	1,395	1,299	2,689	2,351
Capital expenditures (1)	1,728	1,706	1,012	3,434	1,722
Adjusted OIBDA* less Capex	$(434)	$(311)	$287	$(745)	$629
Adjusted OIBDA Margin*	17.6%	19.2%	17.8%	18.4%	16.2%

WIRELINE STATEMENTS OF OPERATIONS (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	6/30/13	3/31/13	6/30/12	6/30/13	6/30/12
Net Operating Revenues
Voice	$377	$352	$426	$729	$843
Data	87	94	99	181	207
Internet	432	434	449	866	902
Other	14	13	21	27	41
Total net operating revenues	910	893	995	1,803	1,993

Net Operating Expenses
Cost of services and products	669	661	730	1,330	1,446
Selling, general and administrative	112	104	116	216	237
Depreciation	105	98	104	203	204
Other, net	—	3	—	3	(17)
Total net operating expenses	886	866	950	1,752	1,870
Operating Income	$24	$27	$45	$51	$123

WIRELINE NON-GAAP RECONCILIATION (Unaudited)
(Millions)

	Quarter To Date			Year To Date
	6/30/13	3/31/13	6/30/12	6/30/13	6/30/12

Operating Income	$24	$27	$45	$51	$123
Severance and exit costs (6)	—	3	—	3	—
Access costs (10)	—	—	—	—	(17)
Depreciation	105	98	104	203	204
Adjusted OIBDA*	129	128	149	257	310
Capital expenditures (1)	93	61	79	154	124
Adjusted OIBDA* less Capex	$36	$67	$70	$103	$186
Adjusted OIBDA Margin*	14.2%	14.3%	15.0%	14.3%	15.6%

CONDENSED CONSOLIDATED CASH FLOW INFORMATION (Unaudited)
(Millions)

	Year to Date
	6/30/13	6/30/12
Operating Activities
Net loss	$(2,240)	$(2,237)
Depreciation and amortization	3,124	3,562
Provision for losses on accounts receivable	182	269
Share-based compensation expense	33	39
Deferred income taxes	76	84
Equity in losses of unconsolidated investments and other, net	442	671
Contribution to pension plan	—	(92)
Spectrum hosting contract termination, net (9)	—	(170)
Other working capital changes, net	288	(33)
Other, net	270	62
Net cash provided by operating activities	2,175	2,155

Investing Activities
Capital expenditures (1)	(2,952)	(1,711)
Expenditures relating to FCC licenses	(123)	(107)
Change in short-term investments, net	1,009	(752)
Acquisitions, net of cash acquired	(509)	—
Investment in Clearwire (including debt securities)	(240)	(128)
Other, net	3	10
Net cash used in investing activities	(2,812)	(2,688)

Financing Activities
Proceeds from debt and financings	204	2,000
Debt financing costs	(11)	(57)
Repayments of debt and capital lease obligations	(362)	(1,004)
Other, net	51	7
Net cash (used in) provided by financing activities	(118)	946

Net (Decrease) Increase in Cash and Cash Equivalents	(755)	413

Cash and Cash Equivalents, beginning of period	6,351	5,447

Cash and Cash Equivalents, end of period	$5,596	$5,860

RECONCILIATION TO CONSOLIDATED FREE CASH FLOW* (NON-GAAP) (Unaudited)
(Millions)

	Quarter Ended			Year To Date
	6/30/13	3/31/13	6/30/12	6/30/13	6/30/12

Net Cash Provided by Operating Activities	$1,235	$940	$1,177	$2,175	$2,155

Capital expenditures (1)	(1,571)	(1,381)	(928)	(2,952)	(1,711)
Expenditures relating to FCC licenses, net	(68)	(55)	(51)	(123)	(107)
Other investing activities, net	—	3	11	3	10
Free Cash Flow*	(404)	(493)	209	(897)	347

Debt financing costs	(1)	(10)	(21)	(11)	(57)
Increase in debt and other, net	(303)	145	(1,002)	(158)	996
Acquisitions, net of cash acquired	(509)	—	—	(509)	—
Investment in Clearwire (including debt securities)	(160)	(80)	—	(240)	(128)
Other financing activities, net	44	7	4	51	7
Net (Decrease) Increase in Cash, Cash Equivalents and
Short-Term Investments	$(1,333)	$(431)	$(810)	$(1,764)	$1,165

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Millions)

	6/30/13	12/31/12
Assets
Current assets
Cash and cash equivalents	$5,596	$6,351
Short-term investments	840	1,849
Accounts and notes receivable, net	3,413	3,658
Device and accessory inventory	899	1,200
Deferred tax assets	—	1
Prepaid expenses and other current assets	651	700
Total current assets	11,399	13,759

Investments and other assets	1,580	1,833
Property, plant and equipment, net	14,403	13,607
Goodwill	368	359
FCC licenses and other	21,370	20,677
Definite-lived intangible assets, net	1,241	1,335
Total	$50,361	$51,570

Liabilities and Shareholders' Equity
Current liabilities
Accounts payable	$3,560	$3,487
Accrued expenses and other current liabilities	5,588	5,008
Current portion of long-term debt, financing and capital lease obligations	305	379
Deferred tax liabilities	36	—
Total current liabilities	9,489	8,874

Long-term debt, financing and capital lease obligations	23,903	23,962
Deferred tax liabilities	7,176	7,047
Other liabilities	4,813	4,600
Total liabilities	45,381	44,483

Shareholders' equity
Common shares	6,048	6,019
Paid-in capital	47,056	47,016
Accumulated deficit	(47,056)	(44,815)
Accumulated other comprehensive loss	(1,068)	(1,133)
Total shareholders' equity	4,980	7,087
Total	$50,361	$51,570

NET DEBT* (NON-GAAP) (Unaudited)
(Millions)

	6/30/13	12/31/12

Total Debt	$24,208	$24,341
Less: Cash and cash equivalents	(5,596)	(6,351)
Less: Short-term investments	(840)	(1,849)
Net Debt*	$17,772	$16,141

SCHEDULE OF DEBT (Unaudited)
(Millions)

			6/30/13
ISSUER	COUPON	MATURITY	PRINCIPAL
Sprint Nextel Corporation
Export Development Canada Facility (Tranche 2)	4.196%	12/15/2015	$500
6% Senior Notes due 2016	6.000%	12/01/2016	2,000
9.125% Senior Notes due 2017	9.125%	03/01/2017	1,000
8.375% Senior Notes due 2017	8.375%	08/15/2017	1,300
9% Guaranteed Notes due 2018	9.000%	11/15/2018	3,000
1% Convertible Bond due 2019	1.000%	10/15/2019	3,100
7% Guaranteed Notes due 2020	7.000%	03/01/2020	1,000
7% Senior Notes due 2020	7.000%	08/15/2020	1,500
11.5% Senior Notes due 2021	11.500%	11/15/2021	1,000
9.25% Debentures due 2022	9.250%	04/15/2022	200
6% Senior Notes due 2022	6.000%	11/15/2022	2,280
Sprint Nextel Corporation			16,880

Sprint Capital Corporation
6.9% Senior Notes due 2019	6.900%	05/01/2019	1,729
6.875% Senior Notes due 2028	6.875%	11/15/2028	2,475
8.75% Senior Notes due 2032	8.750%	03/15/2032	2,000
Sprint Capital Corporation			6,204

iPCS Inc.
Second Lien Senior Secured Floating Rate Notes due 2014	3.524%	05/01/2014	181
iPCS Inc.			181

EKN Secured Equipment Facility ($1 Billion)	2.030%	03/30/2017	445

Tower financing obligation	9.500%	01/15/2030	696
Capital lease obligations and other		2014 - 2022	67
TOTAL PRINCIPAL			24,473

Net discount from beneficial conversion feature on convertible bond			(229)
Net discounts			(36)
TOTAL DEBT			$24,208

Supplemental information:
The Company had $2.1 billion of borrowing capacity available under our unsecured revolving bank credit facility as of June 30, 2013. Our unsecured revolving bank credit facility expires in February 2018. The company was limited by a restriction of debt incurrence in one of our debt issuances. However, this restriction was substantially mitigated by, among other things, the close of the SoftBank Merger in July 2013.
In May 2012, certain of our subsidiaries entered into a $1.0 billion secured equipment credit facility to finance equipment-related purchases for Network Vision. The facility is equally divided into two consecutive tranches of $500 million, with the drawdown availability contingent upon Sprint's acquisition of equipment-related purchases from Ericsson, up to the maximum of each tranche, ending on May 31, 2013 and May 31, 2014, for the first and second tranche, respectively. Interest and principal are payable semi-annually with a final maturity of March 2017 for both tranches.
*This table includes the $3.1 billion 1% convertible bond that was convertible into Sprint common stock upon consummation of the SoftBank merger, which would have otherwise matured in 2019, and excludes (i) our unsecured revolving bank credit facility, which will expire in 2018 and has no outstanding balance, (ii) $913 million in letters of credit outstanding under the unsecured revolving bank credit facility, (iii) any undrawn, available credit under our secured equipment credit facility, which will mature in 2017, (iv) all capital leases and other financing obligations, and (v) the assumption of Clearwire long-term debt of $4.3 billion as a result of the Clearwire Acquisition.

NOTES TO THE FINANCIAL INFORMATION (Unaudited)

(1) Capital expenditures is an accrual based amount that includes the changes in unpaid capital expenditures and excludes capitalized interest. Cash paid for capital expenditures includes total capitalized interest of $13 million, $15 million and $28 million for the second and first quarter and year-to-date periods of 2013, respectively, and $102 million, $115 million, and $217 million for the second and first quarters and year-to-date periods of 2012, respectively, and can be found in the Condensed Consolidated Cash Flow Information and the Reconciliation to Free Cash Flow*.
(2) Postpaid subscribers on the Sprint platform are defined as retail postpaid subscribers on the CDMA network, including subscribers with PowerSource devices, and those utilizing WiMax and LTE technology. Postpaid subscribers on the Nextel platform are defined as retail postpaid subscribers on the iDEN network through June 30, 2013. Postpaid subscribers from transactions are defined as retail postpaid subscribers acquired from U.S. Cellular in May 2013 who had not deactivated or been recaptured on the Sprint platform.
(3) Prepaid subscribers on the Sprint platform are defined as retail prepaid subscribers and session-based tablet users who utilize the CDMA network and WiMax and LTE technology via our multi-brand offerings. Prepaid subscribers on the Nextel platform are defined as retail prepaid subscribers who utilized iDEN technology through June 30, 2013. Prepaid subscribers from transactions are defined as retail prepaid subscribers acquired from U.S. Cellular in May 2013 who had not deactivated or been recaptured on the Sprint platform.
(4) Nextel Subscriber Recaptures are defined as the number of subscribers that deactivated service from the postpaid or prepaid Nextel platform, as applicable, during each period but remained with the Company as subscribers on the postpaid or prepaid Sprint platform, respectively. Subscribers that deactivate service from the Nextel platform and activate service on the Sprint platform are included in the Sprint platform net additions for the applicable period.
(5) The Postpaid and Prepaid Nextel Recapture Rates are defined as the portion of total subscribers that left the postpaid or prepaid Nextel platform, as applicable, during the period and were retained on the postpaid or prepaid Sprint platform, respectively.
(6) Severance and lease exit costs are primarily associated with workforce reductions and with exit costs associated with the Nextel platform.
(7) For the first quarter of 2012, gains from asset dispositions and exchanges are primarily due to spectrum exchange transactions.
(8) For the first quarter of 2012, asset impairment and abandonment activity includes $18 million related to a change in our backhaul architecture in connection to our Network Vision design from microwave to a more cost effective fiber backhaul.
(9) On March 16, 2012, we elected to terminate the arrangement with LightSquared LP and LightSquared, Inc. (LightSquared). As we have no future service obligations with respect to the arrangement with LightSquared, we recognized $236 million of the advanced payments as other operating income in the first quarter of 2012. As a result of the termination of the hosting agreement, we impaired capitalized costs specific to LightSquared's 1.6 GHz spectrum that the company no longer intends to deploy which totaled $66 million.
(10) Favorable developments during the first quarter of 2012 relating to disagreements with local exchange carriers resulted in a reduction in expected access costs of $17 million.
(11) For the first quarter of 2013, litigation activity is primarily a result of favorable developments in connection with a tax (non-income) related contingency.
(12) For the second quarter of 2013, included in selling, general and administrative expenses are fees paid to unrelated parties necessary for the proposed transactions with SoftBank and our acquisition of Clearwire.

*FINANCIAL MEASURES

Sprint provides financial measures determined in accordance with accounting principles generally accepted in the United States (GAAP) and adjusted GAAP (non-GAAP). The non-GAAP financial measures reflect industry conventions, or standard measures of liquidity, profitability or performance commonly used by the investment community for comparability purposes. These measurements should be considered in addition to, but not as a substitute for, financial information prepared in accordance with GAAP. We have defined below each of the non-GAAP measures we use, but these measures may not be synonymous to similar measurement terms used by other companies.

Sprint provides reconciliations of these non-GAAP measures in its financial reporting. Because Sprint does not predict special items that might occur in the future, and our forecasts are developed at a level of detail different than that used to prepare GAAP-based financial measures, Sprint does not provide reconciliations to GAAP of its forward-looking financial measures.

The measures used in this release include the following:

OIBDA is operating income/(loss) before depreciation and amortization. Adjusted OIBDA is OIBDA excluding severance, exit costs, and other special items. Adjusted OIBDA Margin represents Adjusted OIBDA divided by non-equipment net operating revenues for Wireless and Adjusted OIBDA divided by net operating revenues for Wireline. We believe that Adjusted OIBDA and Adjusted OIBDA Margin provide useful information to investors because they are an indicator of the strength and performance of our ongoing business operations, including our ability to fund discretionary spending such as capital expenditures, spectrum acquisitions and other investments and our ability to incur and service debt. While depreciation and amortization are considered operating costs under GAAP, these expenses primarily represent non-cash current period costs associated with the use of long-lived tangible and definite-lived intangible assets. Adjusted OIBDA and Adjusted OIBDA Margin are calculations commonly used as a basis for investors, analysts and credit rating agencies to evaluate and compare the periodic and future operating performance and value of companies within the telecommunications industry.

Free Cash Flow is the cash provided by operating activities less the cash used in investing activities other than short-term investments and amounts included as investments in Clearwire during the period. We believe that Free Cash Flow provides useful information to investors, analysts and our management about the cash generated by our core operations after interest and dividends, if any, and our ability to fund scheduled debt maturities and other financing activities, including discretionary refinancing and retirement of debt and purchase or sale of investments.

Net Debt is consolidated debt, including current maturities, less cash and cash equivalents, short-term investments and if any, restricted cash. We believe that Net Debt provides useful information to investors, analysts and credit rating agencies about the capacity of the company to reduce the debt load and improve its capital structure.

SAFE HARBOR

This release includes “forward-looking statements” within the meaning of the securities laws. The words “may,” “could,” “should,” “estimate,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “target,” “plan,” “providing guidance,” and similar expressions are intended to identify information that is not historical in nature. All statements that address operating performance, events or developments that we expect or anticipate will occur in the future - including statements relating to network performance, subscriber growth, and liquidity, and statements expressing general views about future operating results - are forward-looking statements. Forward-looking statements are estimates and projections reflecting management's judgment based on currently available information and involve a number of risks and uncertainties that could cause actual results to differ materially from those suggested by the forward-looking statements. With respect to these forward-looking statements, management has made assumptions regarding, among other things, the ability to operationalize the anticipated benefits from the SoftBank, Clearwire and U.S. Cellular transactions, the development and deployment of new technologies; efficiencies and cost savings of multimode technologies; customer and network usage; customer growth and retention; service, coverage and quality; availability of devices; the timing of various events and the economic environment. Sprint believes these forward-looking statements are reasonable; however, you should not place undue reliance on forward-looking statements, which are based on current expectations and speak only as of the date when made. Sprint undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law. In addition, forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from our company's historical experience and our present expectations or projections. Factors that might cause such differences include, but are not limited to, those discussed in the company's Annual Report on Form 10-K for the year ended December 31, 2012 and when filed, our Quarterly Report on Form 10-Q for the quarter ended June 30, 2013. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider any such list to be a complete set of all potential risks or uncertainties.

About Sprint
Sprint offers a comprehensive range of wireless and wireline communications services bringing the freedom of mobility to consumers, businesses and government users. Sprint served more than 53 million customers at the end of the second quarter of 2013 and is widely recognized for developing, engineering and deploying innovative technologies, including the first wireless 4G service from a national carrier in the United States; offering industry-leading mobile data services, leading prepaid brands including Virgin Mobile USA, Boost Mobile, and Assurance Wireless; instant national and international push-to-talk capabilities; and a global Tier 1 Internet backbone. The American Customer Satisfaction Index rated Sprint as the most improved company in customer satisfaction, across all 47 industries, during the last five years. Newsweek ranked Sprint No. 3 in both its 2011 and 2012 Green Rankings, listing it as one of the nation's greenest companies, the highest of any telecommunications company. You can learn more and visit Sprint at www.sprint.com or www.facebook.com/sprint and www.twitter.com/sprint.

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